Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (No. 333-219418, 333-212650, 333-205856, 333‑197644, 333-190037, 333-182701, 333-168175, 333-161125, 333-152945, 333-136553, 333-126017, 333-125945, 333-121274, 333-89394, 333-62000, and 333-41722) on Form S-8 and registration statements (No. 333-198490, 333-170768, and 333-118100) on Form S-3 of Pixelworks, Inc. of our report dated April 12, 2017, with respect to the consolidated financial statements of ViXS Systems Inc. included in this Form 8-K/A of Pixelworks, Inc. for the years ended January 31, 2017 and 2016.

/s/ Ernst & Young LLP
Chartered Professional Accountants
Licensed Public Accountants

Toronto, ON Canada
August 11, 2017